UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 10, 2016

KINERJAPAY CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168068

Delaware	42-1771817
(State of Incorporation)	(I.R.S. Employer Identification No.)

Jl. Multatuli, No.8A, Medan Indonesia	20151
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: +62-819-6016-168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2016, KinerjaPay Corp. (the "Registrant"), appointed Mr. Deny Rahardjo, a resident of the Republic of Singapore, as the Chief Executive Officer of the Registrant's newly-organized subsidiary, P. T. Kinerja Pay Indonesia, organized under the laws of Indonesia.

Deny Rahardjo, age 45: Mr. Rahardjo, Chief Executive Officer of P.T. Kinerja Pay Indonesia, has over twenty five years of experience in information technology (IT) management, with responsibilities including IT strategies, operations, planning and budgeting, service management and project management. From November 2013 until August 2015, Mr. Rahardjo served as Vice President of Information Technology - Pacnet at Telstra Global PTE LTD ("Telstra"), an international telecom and IT company based in Singapore with world-wide offices, including the United States. Mr. Rahardjo's duties at Telstra included the establishment of IT department goals, objectives, and operating procedures and the implementation of enterprise IT systems. From 2011 through November 2013, Mr. Rahardjo served as CIO (Senior Director) of Asia Pacific & China Polycom Asia Pacific PTE LTD, a Singapore-based IT services company, with duties including IT deployment for regional and national IT solutions to a diverse client base.

Mr. Deny Rahardjo received his Master of Business Administration (MBA Degree) in 1997 from Indonusa Esa Unggul University, Jakarta, Indonesia, with a major in Finance and his Bachelor Degree in Computer Science from STMIK Nina Nusantara, Jakarta, Indonesia in 1993.

Item 8.01 Other Events.

Effective on April 6, 2016, the Registrant's Subsidiary, P.T. Kinerja Pay Indonesia, was organized under the laws of Indonesia. On April 11, 2016, the Subsidiary successfully established a bank account at Bank OCBC NISP, a publicly listed banking and financial institution traded on the Indonesia Stock Exchange and on the same date the Registrant transferred US$400,000 from its United States bank account, maintained at JP Morgan Chase Bank to its account at Bank OCBC NISP to fund the operations of the Subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
KinerjaPay Corp.

By:	/s/ Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chief Executive Officer

Date: April 13, 2016